                                               CONFIDENTIAL TREATMENT REQUESTED

                                                                 EXHIBIT 10.8

                              SIEBEL SYSTEMS, INC.

               STRATEGIC ALLIANCE AND SOFTWARE LICENSE AGREEMENT

         THIS STRATEGIC ALLIANCE AND SOFTWARE LICENSE AGREEMENT (the "Agreement") is made and entered into effective as of this _____ day of __________, 1995 (the "Effective Date"), by and between SIEBEL SYSTEMS, INC. ("Siebel"), a California corporation, on the one hand, and ITOCHU TECHNO-SCIENCE CORPORAT ION, a corporation organized and existing under the laws of Japan, and ITOCHU CORPORATION, a corporation organized and existing under the laws of Japan, (Itochu Techno-Science Corporation and Itochu Corporation are hereafter referred to collectively as "Itochu"), on the other hand.

                                    RECITALS

         A.Siebel owns and/or has rights to certain computer software programs, known collectively as the Siebel Sales Enterprise system, that are useful in managing, coordinating and improving product marketing and sales efforts.

         B.Siebel and Itochu wish to enter into a strategic alliance under which the parties will cooperate to promote the marketing of the Siebel Sales Enterprise software products in Japan, Siebel will grant Itochu the right and license to reproduce and distribute the object code of the Siebel Sales Ent erprise software product in Japan, and Itochu will agree to make an equity investment in Siebel.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the parties hereto agree as follows:

1. DEFINITIONS.

         1.1 "ANCILLARY PROGRAMS" means those software programs listed as "Ancillary Programs" on EXHIBIT A (Licensed Software) attached hereto, which programs are licensed to Siebel by third parties.

         1.2 "AUTHORIZED USER" means an individual authorized by the End User to use the Licensed Software, regardless of whether such individual is using any of the programs in the Licensed Software at any given time. The maximum number of Authorized Users of a particular End User that may use the User P rograms sublicensed by Itochu shall be as specified in the sublicense agreements between Itochu and that End User.

         1.3 "CO-EXCLUSIVE" means that, [  ***  ]

         1.4 "DOCUMENTATION" means user manuals written in English relating to the Licensed Software.

         1.5 "DESIGNATED SYSTEM" or "DESIGNATED SYSTEMS" means the computer hardware and operating system(s) of an End User, which act as the computer servers for Authorized Users of the End User. Each End User shall specify the Designated System(s) on which the Server Programs shall operate under license .

         1.6 "END USER" means a third party entity that does not commercially distribute or otherwise offer a product that is competitive with the Licensed Software as listed in Exhibit B (Siebel Competitors) and that licenses the Licensed Software for its ordinary and customary business purposes, and not for redistribution or resale.

         1.7 "ERROR" means a material defect or error in the Licensed Software (other than the Ancillary Software) that causes such Licensed Software not to operate substantially in accordance with the performance and functional description of the Licensed Software contained in the Documentation.

         1.8 "FIRST-LINE SUPPORT" means direct customer support of Licensed Software, which includes but is not limited to installation, training, technical assistance, and identifying and correcting or resolving as much as possible the software errors and problems encountered by an End User in using Licen sed Software.

         1.9 "LICENSE TERM" means the period commencing on the Effective Date and continuing until the termination or expiration of the Agreement pursuant to
Section 13 ("Term and Termination").

         1.10 "LICENSED SOFTWARE" means the object code format of the Siebel Sales Enterprise system, comprising of the software programs listed on EXHIBIT A (Licensed Software) attached hereto (including Ancillary Programs), or any of such software programs in object code individually or in combination. "Licensed Software" shall include (i) both the English version of the Siebel Sales Enterprise software products and all Japanese Localized Versions (as defined in Section 1.11) of such products prepared by Itochu and accepted by Siebel pursuant to Section 3.3 ("Preparation of Localized Versions") a nd (ii) Updates (as defined in Section 1.17).

         1.11 "LOCALIZATION SOURCE CODE" means such portions of the human readable source code version of the Licensed Software (excluding the Ancillary Programs) as are necessary for Itochu to prepare the Japanese localized version of any program included within the Licensed Software (a "Japanese Localize d Version"), and all associated technical documentation necessary for preparing such Japanese Localized Version.

         1.12 "LIST PRICE" means the then current list price for licenses of the Licensed Software in Japan as published by Siebel from time to time during the term of the Agreement and attached hereto as EXHIBIT C (Current Software List Price). The List Price for a particular program in the Licensed Soft ware varies according to the number of Authorized Users permitted under the applicable End User license to use such program.

         1.13 "NET END USER PRICE" means the gross income received by Siebel for the license or distribution of Licensed Software to any End User for use in Japan, less distributor discounts, stock balancing, sales and consumption taxes, customs duties and other government charges, returns and license fee s paid by Siebel for the Ancillary Programs included in such Licensed Software. "Net End User Price" shall also means the gross income received by Siebel for the provision by Siebel (or any third party appointed by Siebel) of First-Line or Second-Line Support related to the Licensed Software licen sed to any End User for use in Japan, less any applicable discounts, sales and consumption taxes, customs duties and other government charges, and charges paid by Siebel to third parties for the provision of services in connection with such First-Line or Second-Line Support.

         1.14 "SERVER PROGRAMS" shall mean those portions of the Licensed Software that reside and operate on Designated Systems.

         1.15 "SOFTWARE MAINTENANCE AND SUPPORT SERVICES" shall mean support provided under Siebel's policies in effect on the date Software Maintenance and Support Services is ordered, subject to payment by Itochu of the applicable fees for such support as set forth in Section 6.9 ("Software Maintenance a nd Support Services") of this Agreement.

         1.16 "TRAINING MATERIALS" has the meaning described in Section 3.4 ("Installation and Training").

         1.17 "UPDATE" means an updated or enhanced version of any of the software programs listed on EXHIBIT A (Licensed Software), in object code format, that is generally released by Siebel to its distributors and End Users, which corrects Errors and/or adds such minor additional features or functions a s Siebel, in its discretion, may choose to include in the release. Updates typically will be designated by a change in the version number to the right of the first decimal point. Updates shall also include new version releases that are typically designated by a change in the version number to the left of the first decimal point. Updates shall not include any release, option, upgrade or future product that Siebel licenses separately or only offers for an additional fee (above and beyond any annual maintenance or support fee).

         1.18 "USER PROGRAMS" means those software programs within the Licensed Software that reside and operate on the individual computer hardware systems operated by the employees of a particular End User.

                                               CONFIDENTIAL TREATMENT REQUESTED

2. APPOINTMENT AS CO-EXCLUSIVE DISTRIBUTOR IN JAPAN.

         2.1 APPOINTMENT. Siebel hereby appoints Itochu, effective during the License Term, as Siebel's distributor of the Licensed Software for use in Japan. The appointment shall be Co-Exclusive during the Co-Exclusive Period as defined in Section 6.2 ("Minimum Payment Obligations During Co-Exclusive P eriod") and shall otherwise be non-exclusive.

         2.2 LICENSE GRANT. Subject to the terms and conditions of this Agreement, Siebel hereby grants to Itochu the following non-transferable, limited license rights exercisable solely during the License Term:

                  (a) [  ***  ]

                  (b) [  ***  ]

                  (c) [  ***  ]

                  (d) [  ***  ]

                  (e) [  ***  ]; and

                  (f) [  ***  ]

The foregoing rights may not be sublicensed except as permitted in Section 2.3 ("Right to Grant End User Sublicenses").

         2.3 RIGHT TO GRANT END USER SUBLICENSES. Subject to the terms and conditions of this Agreement, Siebel hereby grants to Itochu the non-transferable right, exercisable solely during the License Term, to grant to each End User the following limited, non-transferable sublicense rights:

                  (a) to use the Server Programs solely for the End User's own internal data processing and business operations on the Designated Systems specified by such End User (or on a backup system if such Designated Systems are inoperative); to use the User Programs solely for the End User's own internal dat a processing and business operations for and by up to that number of Authorized Users as provided in the license with Itochu; provided, however, that the End User may not relicense the Licensed Software or use the Licensed Software for third-party training, commercial time-sharing, rental or servic e bureau use;

                  (b) the right to reproduce the User Programs, up to the maximum number of Authorized Users permitted under the sublicense agreement with such End User; provided, however, that in no event shall Itochu grant such right to an End User if Itochu has reproduced and distributed to such End User a numbe r of copies of the User Programs equal to such number of Authorized Users;

                  (c) the right to use the Documentation provided by Itochu in support of the authorized use of the Licensed Software; and

                  (d) the right to copy the Licensed Software solely for archival or backup purposes; provided, however, that User Programs may be copied to up to one additional computer system for each Authorized User; all titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies; and all archival and backup copies of the Programs shall be subject to the terms of this Agreement.

For purposes of this Agreement, an "End User" may include Itochu if Itochu agrees to be bound by the terms and conditions of EXHIBIT E (Terms for End User Agreement) to this Agreement and pays the amounts set forth in Section 6.2 ("Itochu End User Payment").

                  2.4 END USER SUBLICENSE AGREEMENT. Itochu shall enter into an End User sublicense agreement in Japanese language with each End User to whom Itochu grants sublicense rights to use Licensed Software, which sublicense agreement shall contain, and be at least as protective of Siebel's rights and inte rests as, the terms and conditions for such agreement as attached hereto as Exhibit E (Terms for End User Agreement). Such sublicense agreement shall specify the Designated Systems on which the Server Programs may be used and the maximum number of Authorized Users permitted to use the User Program s.

         2.5 CO-EXCLUSIVE SIEBEL DISTRIBUTION IN JAPAN. Notwithstanding the above, Itochu understands and agrees that during the Co-Exclusive Period (as set forth in Section 6.4 ("Minimum Payment Obligations During Co-Exclusive Period")) Siebel may distribute and license, and may appoint third parties to distribute and license, the Licensed Software to End Users for use in Japan, and such licensing shall not constitute a breach of any terms of the Agreement, provided that Siebel pays Itochu with the amounts set forth in Section 6.5 ("Siebel Payments") with respect to any such licenses granted.

3. MARKETING AND SUPPORT OBLIGATIONS.

         3.1 MARKETING AND SALES EFFORTS. Itochu shall use best efforts to promote and market the Licensed Software to End Users and potential End Users in order to maximize the licensing and distribution of the Licensed Software to End Users in Japan. Such marketing efforts shall include, without limita tion: establishment of a marketing and sales team (the "Marketing Team") dedicated exclusively to promoting and distributing the Licensed Software in Japan, as provided in Section 3.2 ("Marketing Team"); advertising the Licensed Software in Japan in a commercially appropriate and reasonable manner ; and promoting the Licensed Software at seminars, trade shows and conferences. Itochu agrees further that its marketing and advertising efforts with respect to the Licensed Software will be of the highest quality and in good taste, and shall preserve the professional image and reputation of Siebe l and the Licensed Software. Itochu agrees that if Itochu Techno-Science Corporation or any of its subsidiaries, divisions, joint ventures or "Affiliates" (as defined below") promote, market, license or distribute any products which are competitive ("Competitive Products") with the Licensed Softwa re (collectively referred to as "Itochu Competitive Activity"), the Co-Exclusive Period (and Itochu's Co-Exclusive distribution rights) shall immediately end and the following shall immediately occur: (i) the payments which Itochu would otherwise be entitled to under Section 6.5 ("Siebel Payments" ) shall be of no force or effect commencing on the date when such Itochu Competitive Activity first occurred, (ii) Itochu's rights hereunder shall convert to a non-exclusive basis and Itochu shall retain such rights for the rest of the License Term on such basis. For purposes of the foregoing, the term "Affiliates" shall mean any company in which Itochu Techno-Science Corporation or any of its subsidiaries, divisions, or joint ventures hold an equity or other capital investment in excess of $1,000,000. The parties agree that the products which shall be considered to be "Competitive Product s" as of the Effective Date are listed in EXHIBIT F (Competitive Products).

         3.2 MARKETING TEAM. Itochu shall establish a full time Marketing Team that is dedicated exclusively to marketing, promoting and selling the Licensed Software within Japan. Itochu shall ensure that the Itochu employees on such Marketing Team use best efforts to promote and market the Licensed Sof tware in Japan. The Marketing Team shall include, at a minimum, the following personnel:

                  (a) The "Itochu Marketing Manager," who will have overall responsibility for coordinating the marketing, promotion, and distribution efforts by Itochu for the Licensed Software and for managing the activities of the Itochu Technical Services Manager, the Itochu Sales Director and the Itochu Market ing Programs Manager (as described below);

                  (b) The "Itochu Technical Services Manager," who will have primary responsibility for directing, coordinating and implementing the technical services and support activities related to installations of the Licensed Software in Japan, which activities include without limitation customer training pro grams, customer service, integration services and technical support;

                  (c) The "Itochu Sales Director," who will have primary responsibility for the directing, coordinating and implementing the sales and distribution of the Licensed Software by Itochu in Japan; and

                  (d) The "Itochu Marketing Programs Director," who will have primary responsibility for all activities in the marketing and promotion of the Licensed Software, including without limitation advertising, seminar coordination, sales communication development, brochures and other marketing materials de velopment and trade show coordination.

Itochu shall appoint such other employees to the Marketing Team as are needed to satisfy Itochu's obligation to use best efforts to market and sell the Licensed Software in Japan.

         3.3 PREPARATION OF LOCALIZED VERSIONS. Itochu shall be responsible for utilizing the Localization Source Code to prepare the Japanese Localized Versions of the Licensed Software (excluding the Ancillary Programs) and of any new version thereof in accordance with a schedule to be agreed upon for e ach such new version. Itochu's obligation in the immediately preceding sentence shall be expressly conditioned upon Itochu's receipt from Siebel of such technical support and assistance regarding the Licensed Software as Itochu may reasonably request in connection with the preparation of Japanese Localized Versions. All such localization efforts shall take place at Siebel's California facility, at Itochu's expense. Employees and agents of Itochu will observe the working hours, rules and holiday schedule of Siebel while working on Siebel's premises and shall agree to such other reasonable conditions as Siebel may require. Itochu shall also be responsible for translating the Documentation, on-line help, and the Training Materials into Japanese, as set forth in EXHIBIT G ("Core Documentation, Help and Training Related Materials"). Siebel will provide ten (10) copies in hard copy and one (1) copy each in electronic format of such Documentation, on-line help and Training Materials in the English language no later than ten (10) consecutive business days following the Effective Date. Itochu shall use best efforts to assure that such localized versions are of the highest quality and faithfully and accurately translate into Japanese the relevant information and materials in the Licensed Software, the Documentation, on-line help and the Training Materials, and Itochu will use commercially reasonable efforts to complete the localization of each Licensed Software version with in sixty (60) days of the release of such version to Itochu. In order to facilitate the localization process, Siebel agrees to provide Itochu with beta releases of such versions as soon as they become available in the United States. Upon completion of the development of each Localized Version, Ito chu shall deliver a master copy of the localization to Siebel and Siebel shall have thirty (30) business days in which to accept or reject the same. Siebel shall own the entire right, title and interest in and to all such localized and/or translated versions of the Licensed Software, Documentation , on-line help and Training Materials.

Itochu shall have exclusive responsibility for the development, packaging and quality assurance of the Japanese Localized Versions. Itochu shall indemnify Siebel from any liability, damages, costs and expenses caused by any errors in such localizations or translations. In the event that Siebel a ccepts such master copy of the Localized Version of the Licensed Software within the period described above, such Localized Version shall be included within the definition of the Licensed Software and Itochu retains such rights as set forth in Sections
2.2 ("License Grant") and 2.3 ('Right to Grant End User Sublicenses") of this Agreement for such Localized Version. In the event that Siebel rejects any master copy of a Localized Version, Itochu shall have no right to distribute such version.

         3.4 INSTALLATION AND TRAINING. Itochu shall be responsible for conducting all activities required to install the Licensed Software at End User locations in Japan and for providing training to the End Users and any systems integrators involved in such installation. Siebel shall provide to Itochu, promptly after the Effective Date, an English copy of all Siebel training materials relating to the Licensed Software, and Itochu shall translate such materials into Japanese (the English and Japanese versions of the Siebel training materials are referred to collectively as the "Training Materials"). A complete list of training courses, as covered by the Training Materials, that Itochu shall utilize in training customers and integrators on the Licensed System is set forth on EXHIBIT H (Training Courses) attached hereto. Itochu shall provide such installation for End User customers located in Japan and licensed by Siebel or any third parties, at Siebel's request and Itochu may charge a reasonable fee to such End Users for such installation. Itochu shall also conduct the training related activities for such End Users, at such End User's request, and charge a reasonable fee to such End Users for such training. All such installation and training shall be conducted with the highest level of professionalism and quality.

         3.5 TECHNICAL SUPPORT AND MAINTENANCE. Itochu shall be responsible for providing First-Line Support with respect to technical questions, support problems, and Error evaluation and correction to all End Users of Licensed Software in Japan (including End Users licensed directly by Siebel or any thi rd parties) who have entered into the Software Maintenance Agreement with Itochu, as set forth in Section 6.9 ("Software Maintenance and Support Services") of this Agreement, or an agreement with Siebel (or a third party appointed by Siebel) for the provision of First-Line or Second-Line Support re lated to the Licensed Software to any End User in Japan provided that Itochu shall receive appropriate payment for such agreement as set forth in Section 6.5 ("Siebel Payments") or such other payment as the parties may mutually agree to in the event the Co-Exclusive Period ends; provided, however, that Siebel reserves the right to provide (or appoint others to provide) First-Line Support to End Users in the event Itochu does not have qualified technical personnel, Itochu is not adequately equipped to provide such First-Line Support or Itochu is not providing quality support to End Users. Si ebel shall be responsible for providing to Itochu Second-Line Support with respect to any such support or Error correction issues arising from End Users located in Japan. Such technical support obligations are as follows:

                  (a) First-Line Support. Itochu will provide First-Line Support to all Licensed Software End Users located in Japan. Itochu shall provide telephone and other appropriate contact points so that such End Users may contact Itochu regarding technical and support questions and Errors or other problem s regarding use of the Licensed Software. Itochu shall inform such End Users that End Users must contact Itochu for resolution of all support, technical questions and Error correction issues with respect to the Licensed Software. Itochu shall use best efforts to answer all such technical and supp ort questions promptly and accurately and to provide workaround or other solutions to any Errors or problems reported by such End Users. If, after using its best efforts, Itochu is not able to answer a support question or to correct a reported material Error or problem in the Licensed Software, It ochu may contact Siebel for Second-Line Support, as provided below.

                  (b) Second-Line Support. Siebel will offer second line support to Itochu in the form of an eight (8) hours per day, five (5) days per week telephone hot line and email support which qualified Itochu support personnel can use after attempting to resolve support or Error correction problems relatin g to the Licensed Software for (i) a diagnosis of problems or performance deficiencies of the Licensed Software, and (ii) a resolution of problems or performance deficiencies of the Licensed Software. If Itochu requests Siebel to provide applications support or Error correction at a customer site or at Itochu, Itochu agrees to pay Siebel for services in accordance with Siebel's then current List Price for such services and to reimburse Siebel all its out-of-pocket expenses, including travel and accommodations, in providing such support.

         3.6 SOFTWARE MAINTENANCE AND SUPPORT SERVICES FOR PROGRAMS OTHER THAN LIMITED PRODUCTION PROGRAMS. Software Maintenance and Support Services shall be provided under Siebel's Software Maintenance and Support Services policies in effect on the date the Software Maintenance and Support Services is o rdered, subject to the payment by Itochu of the applicable fees. Siebel reserves the right to alter such policies from time to time, in its reasonable discretion, on ninety (90) days' prior notice to Itochu. Itochu hereby agrees to purchase Software Maintenance and Support Services from Siebel fo r the term of this Agreement for all Licensed Software which is licensed to Itochu (for internal purposes only) pursuant to this Agreement. Itochu is hereby authorized to distribute any and all Error corrections and Updates which it receives from Siebel as a part of Software Maintenance and Suppor t Services to all of its End User customers and sublicensees.

         3.7 END USER VISITS. Siebel may visit the End Users located in Japan (directly licensed by Itochu) from time to time to stay abreast of customer requirements and to evaluate features for potential future products provided that Siebel notifies Itochu in writing in advance regarding such visits. I tochu agrees to provide Siebel reasonable assistance in arranging such visits with End Users.

         3.8 ITOCHU WARRANTY. Itochu warrants that it maintains the facilities, resources and experienced personnel necessary to market and distribute Licensed Software and to perform the necessary installation, training and maintenance services related to such Licensed Software and otherwise to fulfill i ts obligations under this Agreement and that it is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement.

         3.9 ITOCHU INDEMNITY. Itochu will indemnify Siebel for, and hold Siebel harmless from, any loss, expense, damages, claims, demands, or liability arising from any claim, suit, action or demand resulting from: (a) the negligence, error, omission or willful misconduct of Itochu or its representati ves or sublicensees; (b) the breach of any terms of this Agreement; or (c) Itochu's non-compliance with applicable laws and regulations pursuant to Section 14 ("Compliance with Laws").

         3.10 SIEBEL WARRANTY. Siebel warrants and covenants that it has and will during the License Term take all actions reasonably necessary and appropriate to maintain the right to grant Itochu to use, reproduce, or sublicense the Licensed Software under this Agreement.

4. DELIVERY AND ACCEPTANCE.

         4.1 DELIVERY OF LICENSED SOFTWARE. Within ten (10) business days after the Effective Date of this Agreement, Siebel shall deliver to Itochu one copy, appropriate for reproduction, of the Licensed Software and of the Documentation and the Training Materials, in English. In the event that Siebel de velops any Update of the Licensed Software or creates revised or updated versions of the Documentation and/or Training Materials, Siebel shall deliver to Itochu one (1) copy of such Licensed Software, Documentation and/or Training Materials no later than ten (10) business days after the commercial release of such version to its distributors and End Users.

         4.2 ACCEPTANCE. Itochu acknowledges that it is familiar with the Licensed Software and that such Licensed Software shall therefore be deemed to have been accepted by Itochu concurrent with delivery pursuant to Section 4.1 ("Delivery of Licensed Software") above.

         4.3 LOCALIZATION SOURCE CODE. The Localization Source Code will be made available to Itochu at Siebel's California facility for the limited purpose of preparing Japanese localizations pursuant to Section 3.3 ("Preparation of Localized Versions"), and Itochu agrees that it will not copy such Local ization Source Code or use it outside of Siebel's California facility.

5. COVENANTS AND RESTRICTIONS REGARDING LICENSED SOFTWARE.

         5.1 LICENSE RESTRICTIONS. Itochu acknowledges that, except as explicitly stated in this Agreement, the Agreement does not grant Itochu any right or license under the Licensed Software or any proprietary rights therein, and no license or other rights shall be created by implication or estoppel. I n particular, but without limiting the generality of the foregoing, no right or license in or to source code for the Licensed Software is granted hereunder, except with respect to the Localization Source Code for the limited purpose of preparing the Japanese localization. Itochu covenants that it shall not prepare, and it shall not permit any others to prepare, any derivative works of the Licensed Software, or otherwise modify or revise any of the software therein, except specifically to create the Japanese localization. Itochu covenants that it shall not use, reproduce, distribute or sell the Licensed Software in any manner or for any purpose except as specifically permitted under this Agreement.

         5.2 PROHIBITION ON DECOMPILING. Itochu acknowledges that the Licensed Software contains the valuable information of Siebel and its suppliers, and Itochu agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Licensed Software, whether in whole or in part.

         5.3 LIMITATION ON DISTRIBUTION. Itochu shall use best efforts to assure that it distributes Licensed Software only to End Users who will use the Licensed Software, in whole or in part, in Japan.

         5.4 PROPRIETARY NOTICES. In order to protect Siebel's and its licensor's copyright and other ownership interests in the Licensed Software, Itochu agrees that as a condition of its rights hereunder, each copy of the Licensed Software and related documentation of Siebel reproduced by or on behalf
o f Itochu shall contain the same proprietary notices on the media, within the code and on the Documentation which appear on the media or within the code of the Licensed Software or on the Documentation delivered by Siebel to Itochu and as otherwise reasonably required by Siebel.

         5.5 U.S. GOVERNMENT END USER LICENSING. The Licensed Software is "commercial computer software" and the Documentation is "commercial computer software documentation" as such terms are used in 48 C.F.R. 12.212 (SEPT 1995). Itochu shall only provide the Licensed Software and Documentation to agenci es of the U.S. Government in accordance with the following:

         (i) for acquisition by or on behalf of civilian agencies, Itochu shall provide the Licensed Software and Documentation consistent with the policy set forth in 48 C.F.R. 12.212 (SEPT 1995); or

         (ii) for acquisition by or on behalf of units of the Department of Defense, Itochu shall provide the Licensed Software and Documentation consistent with the policies set forth in 48 C.F.R. 227.7202-1 (JUNE
         1995) and 227.7202-3 (JUNE 1995).

         5.6 END USERS OUTSIDE JAPAN. In the event Itochu identifies a potential End User that desires a license granting rights to use the Licensed Software solely at location(s) outside Japan, Itochu shall promptly identify such potential End User to Siebel. Siebel shall have the sole right to grant su ch End User the rights to use the Licensed Software. Itochu may license End Users to use the Licensed Software at locations worldwide, provided that such End Users will use the Licensed Software, in whole or in part, in Japan and provided further that Itochu pays to Siebel the license fees require d hereunder.

         5.7 FOREIGN GOVERNMENT AGREEMENTS. Itochu will take all reasonable steps in making proposals and agreements with foreign governments other than the United States which involve the Licensed Software and/or related documentation to ensure that Siebel's proprietary rights in such Licensed Software a nd related documentation receive the maximum protection available from such foreign government for commercial computer software and related documentation developed at private expense.

                                               CONFIDENTIAL TREATMENT REQUESTED

6. PAYMENTS.

         6.1 ITOCHU LICENSE PAYMENTS. [ *** ] of the licensing revenues received for distribution and sublicensing of Licensed Software by Itochu in Japan will accrue to the benefit of Itochu, subject to Itochu's obligation to pay Siebel license fees as provided herein. For each copy of Licensed Software distributed to, or produced by, an End User for use in Japan pursuant to an agreement with Itochu, Itochu shall pay Siebel a license fee of [ *** ] of the appropriate List Price for the specific programs in the Licensed Software, and for each copy of Licensed Software distributed to, or produced by, an End User for use outside of Japan, Itochu shall pay Siebel a license fee of [ *** ] of its receipts (but in no event less than the appropriate List Price for the specific programs in the Licensed Software), as determined according to the schedule on EXHIBIT C (Current Software List Price) with respect to the relevant category for the number of Authorized Users permitted in the specific license to the End User. Such license fee obligation will accrue upon the delivery, or reproduction, of the Licensed Software to or by the End User. Itochu also shall pay [ *** ] for each copy of the Training Materials (either English or Japanese version) distributed to a customer. This [ *** ] fee shall be due for each set of Training Materials distributed to a customer or third party for training or educational purposes of any kind, including without limitation, a set of Training Materials distributed to each student in any training class. Siebel retains the right to amend the current list price for the specific programs in the Licensed Software attached hereto as Exhibit C (Current Software List Price) upon ninety (90) days prior written notice to Itochu. In the event of any price increase, Siebel shall be bound to honor any orders placed at the prices in effect prior to the effective date of the subject price increase (which effective date shall be the 91st day following Siebel's written notice des cribed in the immediately proceeding sentence), and in the event of any price decrease, unfulfilled orders for the Licensed Software affected by the price reduction shall be adjusted to reflect the price decrease.

         6.2 ITOCHU END USER PAYMENT. In the event that Itochu licenses the Licensed Software for its own internal data processing and business operations, it shall pay Siebel a license fee equal to [ *** ] of the List
Price, as determined according to the Schedule in EXHIBIT C (Current Software List Price).

         6.3 AMOUNTS DUE FROM ITOCHU TO SIEBEL. Amounts due from Itochu to Siebel pursuant to Section 6.1 ("Itochu License Payments") or 6.2 ("Itochu End User Payments") shall be payable within thirty (30) days after the end of each calendar quarter when such distributions or license occurred, subject to an applicable credit in the aggregate amount of all minimum payments actually made as provided in Section 6.4 ("Minimum Payment Obligations During Co-Exclusive Period") below.

                                                CONFIDENTIAL TREATMENT REQUESTED

         6.4 MINIMUM PAYMENT OBLIGATIONS DURING CO-EXCLUSIVE PERIOD.

                  6.4.1 In consideration for the Co-Exclusive rights granted to Itochu under this Agreement during the first year of this Agreement commencing on the Effective Date and ending December 31, 1996 (the initial "Co-Exclusive Period"), Itochu also agrees to pay to Siebel, subject to the credits provided b elow, the following irrevocable and non-refundable minimum license amounts (the "Minimum Co-Exclusive Fees") on the indicated dates provided that Itochu shall have received from Siebel appropriate invoices therefor (i) immediately upon the Effective Date for the first payment, and (ii) no later tha n thirty (30) days prior to the due date for the subsequent payments:

Payment Amount           Due Date
- --------------           --------

$[***]                    Within thirty (30) days after the Effective Date
                          but not later than December 22, 1995 \
$[***]                    March 15, 1996
$[***]                    June 15, 1996

                  6.4.2 By the mutual written agreement of both Siebel and Itochu, the parties may extend the Co-Exclusive Period for an additional one (1) year term ending December 31, 1997. The parties agree to use their collective reasonable efforts to reach such mutual agreement to extend the Co-Exclusive Perio d by no later than October 30, 1996. In the event the Co-Exclusive Period is so extended, Itochu agrees to pay Siebel, subject to the credits provided below, the following irrevocable and non-refundable minimum license amounts (the "Additional Minimum Co-Exclusive Fees") on the indicated dates pro vided that Itochu shall have received from Siebel an appropriate invoice no later than thirty (30) days prior to the due date for the subsequent payments:

Payment Amount                                Due Date
- --------------                                --------
$[***]                                     December 15, 1996
$[***]                                     March 15, 1997
$[***]                                     June 15, 1997

In the event the parties agree to extend the Co-Exclusive Period to include calendar year 1998, then the parties shall also agree upon the minimum license amounts to be paid by Itochu to Siebel with respect to calendar year 1998.

In the event the parties do not extend the Co-Exclusive Period beyond December 31, 1996, then: (i) the payments which Itochu would otherwise be entitled to under Section 6.5 ("Siebel Payments") shall be of no force or effect commencing January 1, 1997, (ii) Itochu's rights hereunder shall convert to a non-exclusive basis and Itochu shall retain such rights for the rest of the License Term on such basis. For purposes of clarification, if the Co-Exclusive Period ends, Itochu shall be free to promote, market, license or distribute any Competitive Products.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  6.4.3 Itochu shall be entitled to credit against a specific Minimum Co-Exclusive Fee (and the Additional Minimum Co-Exclusive Fee, if applicable) owed to Siebel all license fees paid to Siebel under Section 6.1 ("Itochu License Payments") prior to the due date of such Minimum Co-Exclusive Fee (or the Additional Minimum Co-Exclusive Fee, if applicable) payment (the "Prior License Fees"), to the extent such license fees have not been credited against any earlier Minimum Co-Exclusive Fee (or the Additional Minimum Co-Exclusive Fee, if applicable) payment.

                  6.4.4 To the extent that any portion of a Minimum Co-Exclusive Fee(or the additional Co-Exclusive Fee, if applicable) remains after deducting Prior License Fees therefrom, Itochu shall have the right to carry forward and apply all of such remaining portion as a credit against all future fees payable by Itochu pursuant to section 6.1 above, subject to the restrictions contained in Section 6.4.5 and 6.4.6 below:

                  6.4.5 For purposes of clarification, any portion of the aggregate U.S. [***] Minimum Co-Exclusive Fee amount which has not been credited against license fees owed pursuant to Section 6.1 ("Itochu License Payments") as of the expiration of the initial Co-Exclusive Period shall be applied as a credit against license fees otherwise payable to Siebel thereafter whether or not Itochu has exercised the right to extend the Co-Exclusive Period described in Section 6.4.2 above; provided, however, that in no event shall such credit be carried forward longer than December 31, 1997.

                  6.4.6 For purposes of clarification, any portion of the aggregate U.S. [***] Additional Minimum Co-Exclusive Fee amount (if
Itochu exercises such right described in Section 6.4.2) which has not been credited against license fees owed pursuant to Section 6.1 ("Itochu License Payments") as of the expiration of the succeeding Co-Exclusive Period shall be applied as a credit against license fees otherwise payable to Siebel thereafter; provided, however, that in no event shall such credit be carried forward longer than December 31, 1998.

         6.5 SIEBEL PAYMENTS. During any Co-Exclusive Period of this Agreement, in the event that (i) Siebel or any third party licenses the Licensed Software to any End User for use in Japan ("Siebel Japanese License Agreement"), or (ii) Siebel (or any third party appointed by Siebel) enters into an agreement for the provision by Siebel (or any third party appointed by Siebel) of First-Line or Second-Line Support related to the Licensed Software to any End User in Japan ("Siebel Japanese Support Agreement"), Siebel shall pay Itochu a credit equal to [***] of Siebel's Net End User Price for such Siebel Japanese License
Agreements and Siebel Japanese Support Agreements ("Siebel Payment
Amounts"). Such Siebel Payment Amounts shall not be due and payable to Itochu unless and until Siebel has received payment of the applicable Net End User Price. Siebel shall wire transfer the Siebel Payment Amounts to Itochu's designated bank account within 30 days following the month when the later of the following two events has occurred: (i) Siebel has received payment of the applicable Net End User Price, or (ii) the date Siebel has shipped the Licensed Software to the applicable End User for use in Japan. With respect to Siebel Japanese Support Agreements, no payments will be due and payable by Siebel with respect to any contract where Siebel has reasonably determined that Itochu does not have qualified technical personnel Itochu is not adequately equipped to provide such First-Line Support with respect to such End User or

Itochu is not providing quality support to End Users. Siebel will keep and maintain, for a period of three (3) years, proper records and books of account relating to such Siebel Japanese License Agreements and Siebel Japanese Support Agreements. I tochu may inspect, or have an independent audit firm inspect on its behalf, any such records to verify Siebel's compliance with its payments obligations hereunder. Any such inspection will be conducted during regular business hours at the recordholder's offices in a manner that does not unreasonab ly interfere with the recordholder's business activities. Such inspection shall be at Itochu's cost and expense, unless the inspection reveals that Siebel underpaid the amount actually owing by Five Percent (5%) or more, in which case Siebel shall pay such costs and expenses. Such audits may be c onducted no more than once in any twelve (12) month period. In the event that Itochu wishes to inspect such books and records, the recordholder will make all relevant records available. For the End Users which Siebel grants the right to reproduce the User Programs, Siebel shall use commercially r easonable efforts to compel such End Users to permit Itochu to inspect the records of such sublicensee as provided in this Section. Siebel shall owe interest at the rate of Two Percent (2%) per month or the highest legal interest rate, whichever is lower, on any past due balances pursuant to this Section 6 ("Payments").

         6.6 REPORTS. Within fifteen (15) days of the end of each calendar quarter within the License Term, (i) Itochu shall render a statement to Siebel showing in detail the number of units of Licensed Software and Training Materials distributed by Itochu or sublicensed for reproduction by an End User s ublicensee of Itochu during the previous calendar quarter, the amount owing Siebel therefor, the names and locations of the End Users, and (ii) Siebel shall render a statement to Itochu showing in detail the number of units of Licensed Software distributed by Siebel or any third party during the previous month, Siebel's gross receipts, the Net End User Price thereof, and the names and locations of the End Users, and the amount and due date for the transaction.

         6.7 TAXES. Itochu shall pay any sales, use, property, license, value added, withholding, excise or similar tax or duty, or any tax imposed by the Government of Japan on the income of Siebel from any payments pursuant hereto, whether federal, state or local, that may be imposed upon or with respec t to the Licensed Software, exclusive of taxes on Siebel's net income. Siebel acknowledges and agrees that Itochu's payments to Siebel pursuant to this Agreement to be paid by Itochu under this Agreement may be subject to withholding income tax based on the income tax laws of Japan (the "USA/Japan Tax Convention"). Notwithstanding anything to the contrary to the foregoing, in the event withholding tax payments must be made under the USA/Japan Tax Convention or such other applicable laws, Itochu shall: (i) withhold such tax on behalf of Siebel, and (ii) pay such required tax to the Japane se tax authority on behalf of Siebel, and (iii) transmit to Siebel an official tax receipt issued by the Japanese tax authority after such tax payment. For this purposes, Siebel shall execute and deliver to Itochu an appropriate form and Itochu shall execute such application form and file it with a competent tax office in Japan in order to reduce an applicable tax rate of withholding income tax in accordance with the USA/Japan Tax Convention.

                                                CONFIDENTIAL TREATMENT REQUESTED

Siebel shall pay any sales, use, property, license, value added, withholding, excise or similar tax or duty, or any tax imposed by the Government of United States on the income of Itochu from any payments pursuant hereto, whether federal, state or local, that may be imposed upon or with respect to the Licensed Software, exclusive of taxes on Itochu's net income. Notwithstanding anything to the contrary to the foregoing, in the event withholding tax payments must be made under the income tax laws of the United States or such other applicable laws, Siebel shall: (i) withhold such tax on beh alf of Itochu, and
(ii) pay such required tax to the tax authority on behalf of Itochu, and (iii) transmit to Itochu an official tax receipt issued by the tax authority after such tax payment.

         6.8 RECORDS AND INSPECTION RIGHTS. Itochu will keep and maintain, for a period of three (3) years, proper records and books of account relating to its distribution and sublicensing of Licensed Software to End Users. Siebel may inspect, or have an independent audit firm inspect on its behalf, any such records to verify Itochu's compliance with its payments obligations hereunder. Any such inspection will be conducted during regular business hours at the recordholder's offices in a manner that does not unreasonably interfere with the recordholder's business activities. Such inspection shall be at Siebel's cost and expense, unless the inspection reveals that Itochu underpaid the amount actually owing by [ *** ] or more, in which case Itochu shall pay such costs and expenses. Such audits may be conducted no more than once in any twelve (12) month period. In the event that Siebel wishes to inspect such books and records, the recordholder will make all relevant records available. For the End Users which Itochu grants the right to reproduce the User programs in accordance with Section 2.3 (b), Itochu shall use commercially reasonable efforts to compel such End Users t o permit Siebel to inspect the records of such sublicensee as provided in this Section. Itochu shall owe interest at the rate of Two Percent (2%) per month or the highest legal interest rate, whichever is lower, on any past due balances pursuant to this Section 6 ("Payments").

         6.9 SOFTWARE MAINTENANCE AND SUPPORT SERVICES. Itochu shall use commercially reasonable efforts to enter into Software Maintenance agreements with End Users (including End Users licensed directly by Siebel or by third parties). Such Software Maintenance agreements shall provide for services subs tantially equivalent to the Siebel Maintenance and Support Services Schedule attached hereto as EXHIBIT I (Siebel Maintenance and Support Services Schedule) as may be modified by Siebel from time to time during the term of this Agreement to revise, delete and add Maintenance and Support related ser vices. Itochu agrees to pay Siebel [ *** ] of initial maintenance and any renewal maintenance fees which it received from its End Users (excluding consumption tax), but in no event will it pay Siebel less than [ *** ] of the cumulative aggregate List Price of all Licensed Software which it has distributed to End Users from the Effective Date during each twelve (12) month period of this Agreement. If, at the end of each twelve (12) month period, the fees actually paid to Siebel are less than [ *** ] of the cumulative aggregate List Price of all Licensed Software which Itochu has distributed to End Users from the Effective Date (the "[ *** ]"), Itochu shall promptly remit the difference to Siebel. Such fees will be paid by Itochu to Siebel on a quarterly basis as they accrue to Itochu within thirty (30) days of the end of the quarter in U.S. Dollars calculated at the exchange rate between U.S. Dollar and Japanese Yen, of which, exchange rate shall be the T/T selling rate announced by the bank of Tokyo at the last day of the respective calendar quarter. In consideration of such payment by Itochu, Siebel shall provide Second Line support as described in Section 3.5 (b) to Itochu.

                                                CONFIDENTIAL TREATMENT REQUESTED

         6.10 SPECIAL PRICING TRANSACTIONS. The parties agree and acknowledge that there may occur individual cases where a potential End User of Itochu may seek to acquire the right to use the Licensed Software or maintenance and support for the Licensed Software under special circumstances where it is n ot economically feasible for Itochu to provide Licensed Software or maintenance and support for the Licensed Software under the discounts or payment related provisions set forth in this Agreement. When Itochu identifies such a transaction, Itochu shall present such opportunity to Siebel, along with a detailed written proposal to Siebel including the discounts Itochu proposes to provide to such End User. If, in Siebel's reasonable discretion, Itochu's proposal is accepted, the parties shall confirm their agreement in writing which shall, among other things, specify that: (i) the parties shall split all of the license, maintenance and support fees or other related fees due under the transaction on an [ *** ] basis, and (ii) the [ *** ] set forth in
Section 6.9 shall not apply with respect to such transaction.

         6.11 ITOCHU TECHNOLOGY INC. to Act as Agent for Itochu. The parties agree that Itochu shall appoint Itochu Technology Inc. ("ITI"), located at 3100 Patrick Henry Drive, Santa Clara, California, 95054, a Delaware corporation and subsidiary of Itochu Corporation, to act as an agent for and on behal f of Itochu with Itochu's full authority to conduct the following activities: (i) to receive shipments from Siebel, (ii) to place orders with Siebel, and (iii) to make payments to Siebel. Itochu agrees and acknowledges that Itochu shall be responsible for any acts or omissions of ITI with respect to any of these activities.

7. LIMITED RIGHT TO USE TRADEMARKS.

         7.1 GRANT OF LICENSE. Siebel hereby grants to Itochu under the terms hereinafter set forth a non-exclusive license to use the trademarks and trade names set forth in EXHIBIT J (Trademarks) hereto (the "Trademarks"), solely in connection with the marketing, distribution and support of the Licensed Software in Japan and only in the manner prescribed in this Agreement. Any other proposed use of the Trademarks must be approved in writing by Siebel in advance of such use. Itochu shall use the Trademarks in accordance with the terms of Siebel's Trademark Use Policy as amended by Siebel from ti me-to-time, which contains Siebel's policies and procedures describing the proper usage of the Trademarks and other intellectual property. As Siebel revises this policy, it shall provide an up-to-date copy to Itochu.

         7.2 FORM OF USE. Itochu shall only use the Trademarks in the form(s) approved in writing by Siebel, including the O symbol (and, upon registration of the Licensed Mark, the (R) symbol), and an indication that Siebel is the owner of the Trademarks.

         7.3 NO USE OF IDENTICAL OR SIMILAR NAMES. Itochu shall not use as its company name or a component thereof or on other products a mark or name identical with or confusingly similar to the Trademarks except as permitted herein.

         7.4 REGISTRATION OF TRADEMARK. Siebel shall use reasonable efforts to register in Japan the Trademarks. Itochu shall not attempt to register on its behalf, or for its benefit, Trademarks.

         7.5 PRIOR SUBMISSION OF SAMPLES. Upon periodic requests by Siebel, Itochu shall submit to Siebel samples of advertising or other items bearing the Trademarks prior to the use of such advertising or other items. Siebel shall have the right to make reasonable objections to any such sample within f ifteen
(15) days of its submission on the grounds that Siebel believes in good faith that the use of such advertising or other items by Itochu will be damaging to the recognition value or reputation for quality associated with the Trademarks or that the advertising or other items do not meet the st andards of quality required by Siebel. In the event of such an objection, Itochu shall modify the advertising or other items in accordance with the objection of Siebel prior to the use of such advertising or other items.

         7.6 NO OBJECTIONS TO VALIDITY. Itochu agrees not to raise or cause to be raised any objections to the validity of the Trademarks or to the respective rights of Siebel.

         7.7 NOTIFICATION OF ADVERSE USE. Itochu shall promptly notify Siebel of any adverse use by a third party of any of the Trademarks or of a mark or name confusingly similar to any of the Trademarks and agrees to take no action of any kind with respect thereto except with the prior written authoriza tion of Siebel. Itochu further agrees to provide full cooperation with any legal or equitable action by Siebel to protect its rights, title and interest in the Trademarks.

         7.8 INFRINGEMENT PROCEEDINGS. In the event of infringement of the Trademarks by a third party, Siebel shall have the sole right to bring proceedings (including notifications to the Customs Department objecting to the importation of infringing goods) against the infringing party and to retain any damages recovered in such proceedings. Itochu shall cooperate with Siebel in the prosecution of any such infringement proceedings. Siebel shall indemnify and hold harmless Itochu against any proceeding brought by a third party on a claim that the Trademarks infringes upon the trademark or other i ntellectual property rights of such third party. Itochu shall promptly notify Siebel in writing of any such proceeding and shall provide complete authority, information and assistance to Siebel in connection with such proceeding. Siebel shall have the sole and exclusive authority and obligation t o defend and/or settle any proceeding with respect to the Trademarks.

8. SOURCE CODE.

         8.1 SOURCE CODE ESCROW. Siebel has placed, or will place within thirty
(30) days of the commencement of the License Term, documented and working order copies of the source code of the User Programs and Server Programs under the control of an escrow agent pursuant to the terms of an escrow agreeme nt which provides for the release of the source code for such programs to Itochu in the event one or more of the following conditions exists and is uncorrected for a period of thirty (30) days: entry of an order as to Siebel under Title 11 of the United States Code, the making by Siebel of a gener al assignment for the benefit of creditors, the appointment of a general receiver or trustee in bankruptcy of Siebel's business or property, or action by Siebel under any state insolvency or similar law for the purpose of Siebel's bankruptcy, reorganization or liquidation.

         8.2 LICENSE. Effective solely in the event Itochu obtains the Licensed Software source code pursuant to Section 8.1 ("Source Code Escrow"), Siebel hereby grants to Itochu the right and license (subject to Itochu's payment obligations under this Agreement) solely to use the Licensed Software sour ce code for maintenance of the Licensed Software licensed to End Users in Japan.

         8.3 PROTECTION OF SOURCE CODE. In the event of release of the Licensed Software source code to Itochu, Itochu will protect the Licensed Software source code with the same care and using the precautions which it uses to protect its own source code. Itochu will limit access to the Licensed Softwar e source code to its employees with a need to know which have agreed in writing to maintain the confidentiality of such source code.

9. OWNERSHIP AND PROPRIETARY RIGHTS.

         9.1 OWNERSHIP. Siebel and its suppliers shall retain all title, copyright and other proprietary rights in and to the Licensed Software. Itochu does not acquire any rights, express or implied, in the Licensed Software, other than those specified in this Agreement. In the event that Itochu makes s uggestions to Siebel regarding new features, functionality or performance that Siebel adopts for the Licensed Software, such new features, functionality or performance shall become the sole and exclusive property of Siebel, free from any restriction imposed upon Siebel by the provisions of Section 15.1 ("Non-disclosure").

         9.2 ASSIGNMENT OF RIGHTS IN LOCALIZATIONS. Itochu hereby assigns to Siebel any and all right and title, including without limitation copyright, it may have in the Japanese translations and/or Localized Versions of the Licensed Software, the Documentation, on-line help and the Training Materials a s prepared by Itochu hereunder, including but not limited to any previous work performed by Itochu pursuant to the Proprietary Information and Inventions Agreement dated September 1, 1994. If Itochu has any rights, including without limitation moral rights, in such Localized Versions or translatio ns that cannot be assigned to Siebel, Itochu unconditionally and irrevocably waives enforcement of such rights and all claims and causes of action of any kind against Siebel and any of its licensees and customers with respect to such rights. Itochu further agrees, at Siebel's request and expense, to consent to and join in any action to enforce such rights. If Itochu has any rights, including without limitation moral rights, in such Localized Versions and/or translations that cannot be assigned to Siebel or waived by Itochu, Itochu hereby unconditionally and irrevocably grants to Siebel dur ing the term of such rights the exclusive, perpetual, worldwide, fully paid and royalty-free right and license, with the right to sublicense through multiple tiers of sublicensees, to reproduce, create derivative works or, distribute, perform, display, make, use and sell such rights or any product claimed or covered by such rights.

         9.3 SIEBEL'S RIGHTS IN FUTURE DEVELOPMENT WORKS. Itochu agrees and hereby assigns all right, title and interest in any derivative works including enhancements, new software modules or product options (collectively such future versions of the Licensed Software and any derivative works including enhancements, new software modules or product options shall be referred to as "Future Development Work(s)"). For purposes this Section, any Itochu software engineer or any other Itochu employee or independent contractor providing assistance in connection with such Future Development Works shall be referred to as "Itochu Development Personnel. If any Itochu or any Itochu Development Personnel have any rights, including without limitation moral rights, in Future Development Works that cannot be assigned to Siebel, Itochu (and any such Itochu Development Personnel in their individual capaciti es, as may be necessary) unconditionally and irrevocably waive enforcement of such rights and all claims and causes of action of any kind against Siebel and any of its licensees and customers with respect to such rights. Itochu and any such Itochu Development Personnel (in their individual capacit ies, as may be necessary) further agree, at Siebel's request and expense, to consent to and join in any action to enforce such rights. If Itochu or any Itochu Development Personnel have any rights, including without limitation moral rights, in such Future Development Works that cannot be assigned to Siebel or waived by Itochu, Itochu and any Itochu Development Personnel hereby unconditionally and irrevocably grant to Siebel during the term of such rights the exclusive, perpetual, worldwide, fully paid and royalty-free right and license, with the right to sublicense through multiple tiers of sublicensees, to reproduce, create derivative works or, distribute, perform, display, make, use and sell such rights or any product claimed or covered by such rights. In the event that Itochu Development Personnel have personal rights in the Future Development Works, Itochu agrees to use its bes t efforts to cause such Itochu Development Personnel to execute such documents as are necessary to grant Siebel the rights sought under this Section.

10. INFRINGEMENT INDEMNITY.

         To the best of Siebel's knowledge, no portion of the Licensed Software (excluding the Ancillary Program) infringes any third party intellectual property rights. Siebel shall defend and indemnify Itochu against any and all costs, liabilities, damages and expenses finally awarded against Itochu by a court of competent jurisdiction (including settlement) arising out of a claim by a third party that the Licensed Software infringes a copyright, patent or other intellectual property rights of the United States or Japan, provided that: (a) Itochu notifies Siebel in writing within thirty (30) days of the Itochu's initial learning of a potential claim; (b) Siebel has sole control of the defense of such claim and all related settlement negotiations; and (c) Itochu provides Siebel, at Siebel's reasonable expense, with the assistance, information and authority necessary to perform Siebel's obli gations under this Section. Notwithstanding the foregoing, Siebel shall have no liability for any claim of infringement based on (i) use of a superseded or altered release of Licensed Software if the infringement would have been avoided by the use of a current unaltered release of the Licensed Sof tware, which Siebel provided to Itochu, or (ii) use of the Licensed Software in combination with any other software, hardware or data where in the absence of such combination the Licensed Software would not have been infringing.

         In the event the Licensed Software is held or believed by Siebel to infringe, Siebel shall have the option, at its expense, to (a) modify the Licensed Software to be non-infringing provided that Siebel maintains the overall functionality of the Licensed Software; (b) obtain for Itochu and/or End Users a license to continue using the Licensed Software; or (c) terminate this Agreement with respect to the infringing Licensed Software and refund the license fees paid for such Licensed Software, such amount to be reduced by Twenty Percent (20%) for each year of each Itochu End User's use thereo f. This Section states Siebel's entire liability and Itochu's exclusive remedy for infringement.

11. LIMITED WARRANTIES AND DISCLAIMERS.

         11.1 LIMITED PROGRAM WARRANTY. Siebel warrants for a period of one (1) year from the date on which the Licensed Software is first delivered to Itochu pursuant to Section 4.1 ("Delivery of Licensed Software") hereunder, that the unmodified version of the Licensed Software will perform in all mater ial respects the functions described in the Documentation when operated on a platform which is supported by Siebel.

         11.2 LIMITED MEDIA WARRANTY. Siebel warrants that the tapes, diskettes or other media upon which Licensed Software is delivered by Siebel to Itochu to be free of defects in materials and workmanship under normal use for ninety (90) days from the date of delivery by Siebel.

         11.3 LIMITED SERVICES WARRANTY. Siebel warrants that any services contracted to be performed by Siebel pursuant to this Agreement shall be performed in a manner consistent with generally accepted industry standards. This warranty shall be valid for ninety (90) days from performance of service.

         11.4 DISCLAIMERS. Siebel does not warrant that the Licensed Software will meet Itochu's requirements, that the Licensed Software will operate in the combinations which Itochu may select for use, that the operation of the Licensed Software will be uninterrupted or error-free, or that all Program e rrors will be corrected. Limited Production Licensed Software, pre-production releases of Licensed Software, and computer-based training products are distributed "AS IS". THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WIT HOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         11.5 EXCLUSIVE REMEDIES. Itochu must report any breach of the warranties contained in this Section 11 to Siebel during the relevant warranty period, and Itochu's exclusive remedy and Siebel's entire liability for such breach shall be:

                  (a) FOR LICENSED SOFTWARE. To correct or provide a workaround for reproducible Errors that cause breach of this warranty.

                  (b) FOR MEDIA. The replacement of defective media, provided that Itochu shall acquire an RMA number from Siebel before returning defective media to Siebel.

                  (c) FOR SERVICES. The reperformance of the services, or if Siebel is unable to perform the services as warranted, Itochu shall be entitled to recover the fees paid to Siebel for the unsatisfactory services.

12. LIMITATION OF LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN A DVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding the foregoing, Siebel's lost revenue caused by a breach by Itochu shall constitute a direct damage. Except as provided for under Section 10 ("Infringement Indemnity") of this Agreement, Siebel's liability for damages hereunder shall in no event exceed the amount of fees paid by Itochu under this Agreement, and if such damages result from Itochu's use of the Licensed Software or services, such liability shall be limited to fees paid for the relevant Program or services giving rise to the liability.

         The provisions of this Agreement allocate the risks between Siebel and Itochu. Siebel's pricing reflects this allocation of risk and the limitation of liability specified herein.

13. TERM AND TERMINATION.

         13.1 TERM. This Agreement shall commence on the Effective Date and shall continue in force for an initial term through December 31, 1998 (the "Initial Term"). The Agreement may be extended after the Initial Term for successive one (1) year terms by mutual agreement of the parties. Siebel shall h ave no obligation to renew or extend the term of the Agreement, and no payments, liabilities or damages shall be due Itochu, or shall be imposed upon Siebel, for its decision to terminate or not to renew the Agreement.

         13.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement, by written notice to the other party: (a) upon the material failure of the other party to observe, keep or perform any of the covenants, terms or conditions herein (including the failure to pay sums owed to the other party wh en due), if such default continues for thirty (30) days after written notice by the other party, (b) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (c) upon either party's assignment for the benefit of creditors, or (d) upon either party's dissolution or ceasing to do business.

                                                CONFIDENTIAL TREATMENT REQUESTED

         13.3 PAYMENT OF DAMAGES FOR TERMINATION BY SIEBEL FOR CAUSE. In the event Siebel, during the first year of the Co-Exclusive Period, terminates the Agreement for cause under Section 13.2 ("Termination for Cause"), Itochu shall immediately thereafter pay to Siebel the difference between [***] and the total license fees paid to Siebel by Itochu prior to such termination under the Agreement (if less than [***]). In the event Siebel, during the second year of the Co-Exclusive Period, terminates the Agreement for cause under Secti on
13.2 ("Termination for Cause"), Itochu shall immediately pay to Siebel the difference between [***] and the total license fees paid to Siebel by Itochu prior to such termination under the Agreement (if less than [***]). The parties acknowledge and agree that the damage to Siebel due to the early termination of the Agreement by Siebel for cause cannot readily be measured but will, in any event, be significant, and that the remedy for such damages set forth in this Section provides a reasonable and efficient method of compensa ting Siebel for such damages. Itochu's payment of such amount shall be Siebel's sole and exclusive remedy for a termination of this Agreement by Siebel for cause under Section 13.2; provided; however, that Siebel reserves all other rights and remedies available under copyright, patent, trademark, trade secret and other applicable laws for a breach by Itochu of its obligations under
Section 5 ("Covenants and Restrictions Regarding Licensed Software") and Section
15.1 ("Non-disclosure").

         13.4 PAYMENT OF DAMAGES FOR TERMINATION by Itochu for Cause. Notwithstanding any provision to the contrary contained in Sections 6.4.1 or 6.4.2, in the event Itochu during the term of this Agreement, terminates this Agreement for cause under Section 13.2 ("Termination for Cause") due to Siebel, S iebel shall immediately thereafter pay to Itochu any portion of the Minimum Co-Exclusive Fees (or the Additional Minimum Co-Exclusive Fee, if applicable) as incurred pursuant to Section 6.4.4 above) which has not been credited against license fees owed pursuant to Section 6.1 ("Itochu License Payme nt") as of the termination of this Agreement. Siebel's payment of such amount shall be Itochu's sole and exclusive remedy for a termination of this Agreement by Itochu for cause under Section 13.2.

         13.5 EFFECTS OF TERMINATION. Upon expiration or termination of this
Agreement: (a) all licenses and rights granted to the parties shall terminate, except as set forth below or in Section 13.7 ("Survival"); (b) each party shall refrain from representing themselves as a party to this Agreement; (c) any End User sublicenses granted hereunder will not be affected; and (d) any other rights of either party which may have accrued up to the date of termination shall not be affected.

         13.6 LIMITATION OF LIABILITY ON TERMINATION. Notwithstanding the foregoing, upon expiration or termination, neither party will be liable to the other party, because of such termination, for compensation (except for accrued compensation and except as provided in Section 13.3 ("Payment of Damages f or Termination by Siebel for Cause") or Section 13.4 ("Payment of Damages for Termination by Itochu for Cause")), reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection wi th the business or goodwill of Siebel or Itochu.

         13.7 SURVIVAL. Sections 3.9 ("Itochu Indemnity"), 5.2 ("Prohibition on Decompiling"), 6 ("Payments") except that Section 6.4 shall not survive in the event of a termination of this Agreement by Itochu for cause under Section 13.4,
7.8 ("Infringement Proceedings"), 9 ("Ownership and Proprietary Ri ghts"), 10 ("Infringement Indemnity"), 12 ("Limitation of Liability") and 15 ("Miscellaneous") shall survive the termination of this Agreement; provided, however, that Section 15.1 ("Non-disclosure") shall survive expiration or termination of this Agreement for five years. In the event that Siebel obtains a release of the Licensed Software source code from escrow pursuant to Section 8 ("Source Code") at or prior to such termination, the provisions of Paragraphs
8.2 ("License") and 8.3 ("Protection of Source Code") shall also survive into perpetuity. In addition, the confidentiality and non -disclosure provisions EXHIBIT D shall also survive into perpetuity.

14. COMPLIANCE WITH LAWS.

         14.1 COMPLIANCE WITH LAW AND REGULATIONS. Itochu shall act in strict compliance with all applicable laws, ordinances, regulations and other requirements of any government authority pertaining to Itochu's activities under the Agreement and shall provide, pay for, and keep in good standing all perm its, licenses or other consents necessary for such activities.

         14.2 EXPORT CONTROL. The parties agree that the export of Licensed Software is subject to the export control laws of the United States of America and each party agrees to abide by all such export control laws and regulations, including without limitation any regulations promulgated by the Departm ent of Commerce (or its successors) or the Department of Treasury.

15. MISCELLANEOUS.

         15.1 NON-DISCLOSURE. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Siebel's Confidential Information shall include the Licensed Software, the source code for the Licensed Software, formulas, methods, know-how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, and all information clearly identified in writing at the time of disclosure as confidential. In the event of o ral disclosure only the information disclosed which is reduced to writing, designated as confidential and transmitted to Itochu within thirty (30) days of such oral disclosure shall be deemed the Confidential Information and subject to this Section 15.1.

         A party's Confidential Information shall not include information that
(a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Itochu shall not disclose the results of any performance tests of the Licensed Software to any third party wi thout Siebel's prior written approval.

         The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of five (5) years after termination of this Agreement; provided, however, that with respect to the source code for the Licensed Software, the nondisclosure obligations s et forth in this Agreement and the escrow agreement shall survive into perpetuity. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

         15.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. This Agreement is prepared and executed in the English language only and any translation of this Agreement into any other language shall have no effect. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

         15.3 ATTORNEYS FEES. In the event any proceeding or lawsuit is brought by Siebel, its suppliers or Itochu in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

         15.4 ARBITRATION; Choice of Forum and Venue. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration held in San Francisco, California, United States of America , in accordance with the UNCIT RAL Arbitration Rules in effect on the date of this Agreement and, to the extent different from such rules the following rules and provisions:

                  (a) The arbitrator(s) shall apply the laws of the United States of America and the State of California, United States of America, to decide the dispute. The language of the arbitration shall be English. At the first arbitration hearing, each party shall be entitled to submit a written list of cat egories of documents to be produced to it by the other party relating to the subject matter of the dispute. The arbitrator or arbitrators shall resolve at the first hearing any dispute between the parties regarding the documents to be produced. The arbitration hearings shall then be recessed for a reasonable period of time to be determined by the arbitrator or arbitrators to allow the parties to produce the requested categories of documents to each other. The parties shall also be entitled to discovery as provided in Sections 1283.5 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to such arbitration.

                  (b) If the dispute at issue involves a claim for money damages only and in amount less than One Million U.S. Dollars ($1,000,000), exclusive of attorneys' fees and costs of the arbitration, then the parties shall choose, by mutual agreement, one (1) neutral arbitrator to hear the dispute. If the dispute involves a claim for equitable relief and/or money damages in excess of One Million U.S. Dollars ($1,000,000), exclusive of attorneys' fees and costs of the arbitration, the parties shall designate three (3) neutral arbitrators. In the event the parties cannot agree on the selection of the arbitrator(s) within thirty (30) days after a demand for arbitration has been served, the arbitrator(s) shall be selected by the American Arbitration Association.

                  (c) The award shall be made promptly by the arbitrator(s) and, unless otherwise agreed by the parties, no later than thirty (30) days from the date of closing of the hearing, or if oral hearings have been waived, from the date of transmittal of final statements and proofs to the arbitrator(s). If the arbitrator(s) fails to reach a decision within thirty (30) days, the arbitrator(s) shall be discharged, and new arbitrator(s) shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached.

                  (d) The award rendered by the arbitrator(s) shall include costs of the arbitration, reasonable attorneys' fees and reasonable costs for experts and other witnesses. The award of the arbitrator shall be final, non-appealable and binding upon the parties and their respective successors and assigns . Judgment on the award may be entered in any court having jurisdiction.

         (e) The parties agree that the arbitrator(s) shall have the authority to issue interim orders for provisional relief, including, but not limited to, orders for injunctive relief, attachment or other provisional remedy, as necessary to protect either party's name, proprietary information, trade se crets, know-how or any other proprietary right. The parties agree that any interim order of the arbitrator(s) for any injunctive or other preliminary relief shall be enforceable in any court of competent jurisdiction. In addition, nothing in this Agreement shall be deemed as preventing either part y from seeking provisional relief from any court of competent jurisdiction, in order to protect that party's name or proprietary rights.

         15.5 NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon person al delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices sent to Siebel shall be sent to the following address:

                          Siebel Systems, Inc.
                          4005 Bohannon Drive
                          Menlo Park, California 94025
                          Attention: President
                          Fax: (415) 329-6524

with a copy to the Vice President, Legal, at the same address.

Notices sent to Itochu shall be sent to the following address:

                          Itochu Techno-Science Corporation
                          16-7 Komazawa 1-Chome,
                          Setagaya-Ku
                          Tokyo, 154 Japan
                          Fax: 03-3419-9099

Either party may change the above addresses by written notice to the other.

         15.6 INJUNCTIVE RELIEF. It is expressly agreed that a breach of this Agreement by Itochu will cause irreparable harm to Siebel and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Siebel will be entitled to an injunction or other equitabl e remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the above provisions. In the event that Itochu or any Itochu customer continues to distribute the Licensed Software or any portion thereof, after its right to do so has terminated or expired, Si ebel shall also be entitled to injunctive relief, including, without limitation, an order directing that any copies of the Licensed Software, or any portion thereof, which Itochu or any direct or indirect customers of Itochu attempt to distribute be seized, impounded and destroyed by appropriate of ficials in order to prevent such distribution.

         15.7 INDEPENDENT CONTRACTOR. The parties are independent contractors under this Agreement and nothing in this Agreement shall be construed to create a partnership, franchise, joint venture, agency or employment relationship between Siebel and Itochu. Neither party has any right, power or authori ty to assume or create any obligation on behalf of the other party.

         15.8 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental ac tion, labor conditions, earthquakes, material shortages, or any other cause which is beyond the reasonable control of such party.

         15.9 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver o f the provision itself.

         15.10 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

         15.11 HEADINGS. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such paragraph, or in any way affect this Agreement.

         15.12 ASSIGNMENT. Neither this Agreement nor any rights or obligations of Itochu hereunder may be assigned by Itochu in whole or in part without the prior written approval of Siebel. For the purposes of this Section, a change in the persons or entities who control Fifty Percent (50%) or more of the equity securities or voting interest of Itochu shall be considered an assignment of Itochu's rights. Siebel's rights and obligations, in whole or in part, under this Agreement may be assigned by Siebel. Siebel may exercise full transfer and assignment rights in any manner at Siebel's discretion and specifically may sell, pledge or otherwise transfer its right to receive royalties under this Agreement.

         15.13 EXPORT. Itochu acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the Siebel Support Information. Itochu agrees that it will not export or re-export any Siebel Support Informa tion in any form, without the appropriate United States and foreign governmental licenses. Itochu agrees that its obligations pursuant to this Section shall survive and continue after any termination or expiration of rights under this Agreement.

         15.14 FULL POWER. Each party warrants that it has full power to enter into and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Itochu further acknowledges that it has read this Agreement, und erstands it, and agrees to be bound by it.

         15.15 EARLIER TERMINATION -- GOVERNMENTAL OVERSIGHT. This Agreement is subject to all necessary approvals and/or authorizations or other required procedures of the Governments of Japan and the United States having been obtained or completed. Siebel will be responsible for obtaining any U.S. Gove rnment approvals and Itochu will be responsible for obtaining any Japanese Government approvals. In the event that a recommendation or order for modification or suspension of the terms and conditions of this Agreement or the acts contemplated hereunder is made by either of the above-mentioned Gove rnments, this Agreement shall only become or continue to be effective if an amendment is executed in writing by the parties. Failure by the parties to reach agreement shall result in this Agreement being deemed null and void ab initio, and all rights, duties and obligations of each party to the ot her shall no longer exist, except as otherwise provided in Section 15.1 ("Non-disclosure") and Itochu shall return to Siebel the Licensed Software delivered by Siebel pursuant to Section 4.1 ("Delivery of Licensed Software"). In the event of such termination, any expenses which either party may ha ve incurred in respect to this Agreement and the subject matter of this Agreement shall be for the account of the party having incurred them, but Siebel shall retain any amounts previously paid to Siebel by Itochu.

         15.16 CONFIDENTIAL AGREEMENT. Neither party will disclose any terms or the existence of this Agreement, except pursuant to a mutually agreeable press release or as otherwise required by law.

         15.17 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

         15.18 ENTIRE AGREEMENT. This Agreement, together with the referenced and attached Exhibits, completely and exclusively states the agreement of the parties regarding its subject matter. It supersedes, and its terms govern, all prior and contemporaneous proposals, negotiations, representations, ag reements, or other communications between the parties, written or oral, regarding the subject matter hereof. This Agreement shall not be modified except by a subsequently dated written amendment or appendix signed on behalf of Siebel and Itochu by their duly authorized representatives and any prov ision of a purchase order purporting to supplement or vary the provisions hereof shall be void.

         15.19 BINDING EFFECT. This agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SIEBEL SYSTEMS, INC.                         ITOCHU TECHNO-SCIENCE CORPORATION

By:                                          By:
   -----------------------------------           -----------------------------
Name:                                        Name:
   -----------------------------------           -----------------------------
Title:                                       Title:
   -----------------------------------           -----------------------------
Date:                                        Date:
   -----------------------------------           -----------------------------

ITOCHU CORPORATION

By:
   -----------------------------------
Name:
   -----------------------------------
Title:
   -----------------------------------
Date:
   -----------------------------------

                                    EXHIBIT A

                               LICENSED SOFTWARE

(1)   Server Programs:

SYSTEM MANAGEMENT SOFTWARE(1)

SOFTWARE                               VERSION

Marketing Administration Manager        v 2.0
Sales Administration Manager            v 2.0
Data Replication Manager                v 2.0
Enterprise Integration Manager          v 2.0
Database Extension Manager              v 2.0

(1) Version 1.2 operates on Oracle 7.1, Sybase System 10, Informix
On-line 7.1 and Version 2.0 operates on Oracle 7.2 but such software does not include any Oracle, Sybase, Informix or MS SQL Server DBMS Server licenses.

(2)   User Programs:

SALES MANAGEMENT SOFTWARE LICENSING(2)

END-USER SOFTWARE                    VERSION

   SIEBEL SALES ENTERPRISE             V 2.0

PRODUCT OPTIONS:
   Marketing Encyclopedia              v 2.0
   Correspondence System               v 2.0
   Quote Generation System             v 2.0
   Revenue Forecasting System          v 2.0
   Product Forecasting System          v 2.0
   Reportwriter w/ Standard Reports    v 2.0
   Field Sales Synchronization         v 2.0
   Tele-Business Extensions            v 2.0
   Business Object Configurator        v 2.0
   Executive Information System        v 2.0

(2) Minimum system requirements include Microsoft Windows 3.1 or
Windows 95, 486 66 MHz PC, 500mb hard disk, 16mb of RAM, MS Word and appropriate DBMS-specific remote connectivity hardware and network software.

(3)Ancillary Programs:

PRODUCT                                   VERSION
Watcom SQL Database Runtime               v4.0
MS Access Runtime                         v2.0
Adobe Exchange LE                         v2.x
Adobe Type Manager                        v3.01
MS ODBC Text Driver                       v2.0

(4)Description of Documentation:

DOCUMENT                                  VERSION
Release Notes(3)                          v 2.0
Installation and Upgrade Guide(3)         v 2.0
Administration Guide(3)                   v 2.0
Database Extension Reference Manual(4)    v 2.0
Data Model Reference Manual(5)            v 2.0
Business Object Configuration Guide(4)    v 2.0

(3) A Non-disclosure agreement reasonably acceptable to Siebel is required before access or disclosure of any kind is given to Itochu customers or third parties.

(4) A Non-disclosure agreement reasonably acceptable to Siebel is required before access or disclosure of any kind is given to Itochu employees, customers or third parties.

(5) Available on an limited, as needed basis; special Non-disclosure agreement and Siebel's CEO approval required before access or disclosure of any kind is given to Itochu employees, customers or third parties.

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT B

                               SIEBEL COMPETITORS

[***]



Siebel reserves the right to add additional companies (who commercially distribute or otherwise offer a product that is competitive with the Licensed Software) to this list from time to time during this Agreement with the consent of Itochu which consent shall not be unreasonably withheld or delayed . For purposes of adding additional companies to this EXHIBIT B after the Effective Date, the above listed companies are illustrative of the type of companies who commercially distribute or otherwise offer a product that is competitive with the Licensed Software.

                                   EXHIBIT C

                          CURRENT SOFTWARE LIST PRICE

                                                CONFIDENTIAL TREATMENT REQUESTED

SIEBEL

- --------------------------------------------------------------------------------
                SIEBEL SALES ENTERPRISE INTERNATIONAL PRICE LIST
- --------------------------------------------------------------------------------

SALES MANAGEMENT SOFTWARE LICENSING (1)


                                                              PRICE PER NAMED USER
END-USER SOFTWARE                             PART NO.                  LIST PRICE
SIEBEL SALES ENTERPRISE                       SSEOMS001                     [***]

PRODUCT OPTIONS:
  Marketing Encyclopedia                      SSEMES001                     [***]
  Correspondence System                       SSECOR001                     [***]
  Quote Generation System                     SSEQUO001                     [***]
  Revenue Forecasting System                  SSERFOR001                    [***]
  Product Forecasting System                  SSEPFOR001                    [***]
  Reportwriter w/Standard Reports             SSEREP001                     [***]
  Field Sales Synchronization                 SSEFSS001                     [***]
  Tele-Business Extensions                    SSETEL001                     [***]
  Business Object Configurator                SSEBOBJ001                    [***]


(1) Minimum system requirements include Microsoft Windows 3.1 or Windows 95, 486 66 Mhz PC, 500mb hard disk, 16mb of RAM, MS Word and appropriate DBMS-specific remote connectivity hardware and network software.

- --------------------------------------------------------------------------------
SALES MANAGEMENT SOFTWARE LICENSING (2)


                                                              PRICE PER NAMED USER
                                                                (UP TO [**] USERS)
END-USER SOFTWARE                             PART NO.                  LIST PRICE
  Marketing Administration Manager            SSEDMADM001                   [***]
  Sales Administration Manager                SSEDSADM001                   [***]
  Data Replication Manager                    SSEDREP001                    [***]
  Enterprise Integration Manager              SSEINT001                     [***]
 Database Extension Manager                  SSEDBEX001                     [***]


(2) Does not include Oracle, Sybase, Informix or MS SQL Server DBMS Server license.



SIEBEL SYSTEMS, INC. CONFIDENTIAL -
PRICES ARE SUBJECT TO CHANGE WITHOUT NOTICE                               PAGE 1

NOVEMBER 10, 1995                                              PART #9003-001-00

                                                CONFIDENTIAL TREATMENT REQUESTED

SIEBEL

                             FOR INTERNAL USE ONLY
- --------------------------------------------------------------------------------
                SIEBEL SALES ENTERPRISE INTERNATIONAL GUIDELINES
- --------------------------------------------------------------------------------

SALES MANAGEMENT SOFTWARE LICENSING (1)

                                                                         QUANTITY DISCOUNT GUIDELINES
                                                                             PRICE PER NAMED USER
                                                                             (BY NUMBER OF USERS)
                                                  ---------------------------------------------------------------------------
END-USER SOFTWARE                    PART NO.           1-49       50-99       100-249     250-499       500-999        1000+
                                                  ---------------------------------------------------------------------------
SIEBEL SALES ENTERPRISE              SSEOMS001       [***]       [***]          [***]      [***]         [***]         [***]
PRODUCT OPTIONS:
  Marketing Encyclopedia             SSEMES001       [***]       [***]          [***]      [***]         [***]         [***]
  Correspondence System              SSECOR001       [***]       [***]          [***]      [***]         [***]         [***]
  Quote Generation System            SSEQUO001       [***]       [***]          [***]      [***]         [***]         [***]
  Revenue Forecasting System         SSERFOR001      [***]       [***]          [***]      [***]         [***]         [***]
  Product Forecasting System         SSEPFOR001      [***]       [***]          [***]      [***]         [***]         [***]
  Reportwriter w/Standard Reports    SSEREP001       [***]       [***]          [***]      [***]         [***]         [***]
  Field Sales Synchronization        SSEFSS001       [***]       [***]          [***]      [***]         [***]         [***]
  Tele-Business Extensions           SSETEL001       [***]       [***]          [***]      [***]         [***]         [***]
  Business Object Configurator       SSEBOBJ001      [***]       [***]          [***]      [***]         [***]         [***]


(1) Minimum system requirements include Microsoft Windows 3.1 or Windows 95, 486 66 Mhz PC, 500mb hard disk, 16mb of RAM, MS Word and appropriate DBMS-specific remote connectivity hardware and network software.

- --------------------------------------------------------------------------------
SYSTEM MANAGEMENT SOFTWARE LICENSING (2)

                                                                           QUANTITY DISCOUNT GUIDELINES
                                                                               PRICE PER NAMED USER
END-USER SOFTWARE                                                              (BY NUMBER OF USERS)
                                                   ----------------------------------------------------------------------------
                                      PART NO.           1-49       50-99        100-249     250-499       500-999        1000+
                                                   ----------------------------------------------------------------------------
  Marketing Administration Manager    SSEDMADM001      [***]       [***]        [***]       [***]         [***]        [***]
  Sales Administration Manager        SSEDSADM001      [***]       [***]        [***]       [***]         [***]        [***]
  Data Replication Manager            SSEDREP001       [***]       [***]        [***]       [***]         [***]        [***]
  Enterprise Integration Manager      SSEINT001        [***]       [***]        [***]       [***]         [***]        [***]
  Database Extension Manager          SSEDBEX001       [***]       [***]        [***]       [***]         [***]        [***]


(2) Does not include Oracle, Sybase, Informix or MS SQL Server DBMS Server license.



FOR INTERNAL USE ONLY
SIEBEL SYSTEMS, INC. CONFIDENTIAL -
PRICES ARE SUBJECT TO CHANGE WITHOUT NOTICE                               PAGE 1

NOVEMBER 10, 1995                                              PART #9003-001-00

                                    EXHIBIT A
                                    ORDER FORM



                    Minimum Terms of End User Agreement for
                            Siebel Sales Enterprise
                                    (Itochu)

                                   EXHIBIT D

                       ACCESS LOG OF EMPLOYEES OF ITOCHU
                               GRANTED ACCESS TO
                       SIEBEL SYSTEMS INC.'S SOURCE CODE

By signing below, you agree to the following:

(1) To protect any and all portions of that component of Siebel's source code known as "Microsoft AppStudio Resource Files (.rc files)" ("Source Code") including, but not limited to, all versions thereof (whether in a electronic or hard copy formats) against unauthorized use, dissemination, or disc losure;

(2) To protect any and all portions of such Source Code" including, but not limited to, all versions thereof (whether in a electronic or hard copy formats) consistent with the security measures which apply to Itochu's highly sensitive proprietary technical data and information;

(3) To maintain the strictest confidence of Siebel's Source Code forever regardless of the status of my employment relationship with Itochu.

Printed Name of Authorized Employee           Signature                Date


- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

- -----------------------------------     -----------------------    ------------

                       MINIMUM TERMS OF END USER AGREEMENT
                                       FOR
                             SIEBEL SALES ENTERPRISE

         Itochu agrees that its agreements with End Users will contain the following minimum terms and conditions, and that such agreements will not include any additional terms and conditions which are inconsistent with such minimum terms and conditions.

1.       DEFINITIONS,

         1.1. "ANCILLARY PROGRAM" shall mean the third party software specified in one or more Order Forms issued pursuant to this Agreement and which are delivered with or embedded in the Programs and are necessary for the operation of the Programs.

         1.2. "COMMENCEMENT DATE" of each Program License shall mean the date on which End User and Itochu enter into an Order Form pursuant to which End User purchases Program Licenses for such Program(s).

         1.3. "DESIGNATED SYSTEM" or "DESIGNATED SYSTEMS" shall mean the computer hardware and operating system(s) designated on the Order Form(s).

         1.4. "LIMITED PRODUCTION PROGRAM" shall mean a Program which is not generally licensed for commercial use by Itochu or which is not listed in Itochu's generally available marketing literature or which is designated as a Limited Production Program by Itochu.

         1.5. "ORDER FORM" shall mean the document by which End User orders Program Licenses and which is executed by the parties. Each Order Form shall reference the Effective Date of this Agreement and shall, upon signature by both parties, be deemed to have been added to the Software Licenses and Services Agreement. A blank copy of the Order Form is attached hereto as Exhibit A.

         1.6. "PROGRAM" or "PROGRAMS" shall mean the User Programs and the Server Programs, all as described in one or more Order Forms issued pursuant to this Agreement; the media upon which such software is delivered to End User; the guides and manuals for use of such software ("Documentation"); and Updates. Unless specifically set forth to the contrary or unless the context clearly requires otherwise, "Programs" shall also include the Ancillary Programs described in such Order Form(s).

         1.7. "SERVER PROGRAMS" shall mean those Programs specified in one or more Order Forms issued pursuant to the Software License and Services Agreement and which reside and operate on the Designated System.

         1.8. "SOFTWARE MAINTENANCE AND SUPPORT SERVICES" shall mean Program support provided under Itochu's policies in effect on the date Software Maintenance and Support Services is ordered, subject to the payment by End User of the applicable fees for such support. Itochu reserves the right to alter such policies from time to time using reasonable discretion.

         1.9. "UPDATE" shall mean a subsequent release of the Program which is generally made available for Program Licenses receiving Software Maintenance and Support Services, at no additional charge other than media and handling charges. Updates shall not include any release, option or future product which Siebel Systems Incorporated ("Siebel") licenses separately or only offers for an additional fee or any upgrade in features, functionality or performance of the Programs which Itochu licenses separately or only offers for an additional fee.


                     Minimum Terms of End User Agreement for
                             Siebel Sales Enterprise
                                    (Itochu)

         1.10. "USER" or "USERS" shall mean a named individual or individuals authorized by End User to use specified Programs, regardless of whether the individual is actively using the Programs at any given time. The maximum number of Users that may use the User Programs or access the Server Programs consistent with the terms of Program Licenses granted herein is specified in the Order Form(s).

         1.11. "USER PROGRAMS" shall mean those Programs specified in one or more Order Form issued pursuant to this Agreement and which reside and operate on User Systems.

         1.12. "USER SYSTEM" shall mean the computer hardware and operating systems operated by Users in the course of their employment with End User, including notebook and portable computers.

2.       PROGRAM LICENSE,

         2.1.     RIGHTS GRANTED,

                  A. Subject to the terms and conditions of this Agreement and effective as of the applicable Commencement Date of each Program License, Itochu grants to End User a worldwide, nontransferable, nonexclusive sublicense to use the Programs which the End User obtains under this Agreement, including a worldwide, nontransferable, nonexclusive sublicense to use the Ancillary Programs, as follows:

                           I) To use the Server Programs solely for End User's own internal data processing operations on the Designated Systems or on a backup system if the Designated Systems are inoperative, up to any applicable maximum number of designated Users set forth in the Order Form(s); to use the User Programs solely for End User's own internal data processing operations for, and by up to, the number of designated Users indicated in the Order Form(s); provided, however, that End User may not relicense the Programs or use the Programs for third-party training, commercial time-sharing, rental or service bureau use;

                           II) To use the Documentation provided with the Programs in support of End User's authorized use of the Programs;

                           III) To reproduce, exactly as provided by Itochu, and distribute the Server Programs, the Ancillary Programs and up to that number of copies of the User Programs specified in the Order Form(s) to End User for use by End User, provided that (a) each User Program may be copied to up to one additional User System for each designated User; (b) Programs may be copied for archival or backup purposes; (c) all titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies; and (d) all archival and backup copies of the Programs shall be subject to the terms of this Agreement; and

                           IV) To use the Programs in conjunction with other software products.

                  Except as set forth herein, no other copies shall be made without Itochu's prior written consent. For purposes of this Agreement, "Program License" shall constitute each sublicense granted to End User pursuant hereto to use a Server Program on a single Server System and each sublicense granted to End
                  User for a User to use a User Program as specified in one or more Order Forms.


                    Minimum Terms of End User Agreement for
                            Siebel Sales Enterprise
                                    (Itochu)

                  B. End User recognizes and agrees that the source code of the Program contains valuable confidential information belonging to Siebel, and End User therefore agrees not to cause or permit the reverse engineering, disassembly or decompilation of the Programs.

                  C. Siebel and its suppliers shall retain all title, copyright and other proprietary rights in and to the Programs. End User does not acquire any rights, express or implied, in the Programs, other than those specified in this Agreement.

                  D. To use a User Program or a Server Program, End User may need to use an Ancillary Program. The Ancillary Program may be used only in combination with Programs for the purpose of installing or operating Programs as described on the Order Form or Documentation, and for no other purpose. End User shall have no right to use Ancillary Programs in connection or combination with any other software programs.

                  E. As an accommodation to End User, Itochu may supply End User with pre-production releases of Programs (which may be labeled "Alpha" or "Beta"). End User acknowledges that these products may not be suitable for general use.

                  F. The Program is comprised of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.P.R. 12.212 (SEPT 1995). Government End Users acquire the Program under the following terms:

                                    i)  for acquisition by or on behalf of
                                    civilian agencies, consistent with the
                                    policy set forth in 48 C.F.R. 12.212 (SEPT
                                    1995);  or

                                    ii)  for acquisitions by or on behalf of
                                    units of the Department of Defense,
                                    consistent with the policies set forth in 48
                                    C.F.R. 227.7202-1 (JUN 1995) and 227.7202-3
                                    (JUN1995)

                  The contractor/manufacturer is: Siebel Systems Incorporated, 4005 Bohannon Drive, Menlo Park, California 94025.

         2.2      TRANSFER AND ASSIGNMENT

                  A. End User may, upon written notice to Itochu and payment of any then-applicable transfer fee, transfer a Program within its organization from the Designated System to another computer system; provided, however, that if End User transfers the Program to a hardware and/or software platform which is not supported by Itochu at the time of such transfer, Itochu shall continue to provide Updates to End User which operate on the Designated System and Itochu shall have no further obligation to fix errors which occur when the Program is run on an unsupported platform, Notwithstanding the foregoing, End User shall remain obligated to pay for Software Maintenance and Support Services ordered by End User prior to such transfer.

                  B. Neither this Agreement nor any rights granted hereunder, nor the use of any of the Programs, may be sold, leased, assigned, or otherwise transferred, in whole or in part, by End User, and any such attempted assignment shall be void and of no effect; provided, however, that each End User may assign this Agreement in connection with a merger, acquisition or sale of all or substantially all of its assets unless the surviving entity is a direct competitor of Siebel. For purposes of this Agreement, "Direct Competitor" shall mean company which offers an opportunity management system, a personal information management system or a marketing encyclopedia system or otherwise engaged in sales force automation.



                    Minimum Terms of End User Agreement for
                            Siebel Sales Enterprise
                                    (Itochu)

         2.3 VERIFICATION, Itochu is hereby notified that Siebel Systems Incorporated, a California corporation located at 4005 Bohannon Drive, Menlo Park, California 94025 is a third-party beneficiary to this Agreement and that the provisions of this Agreement related to End User's use of the Programs are made expressly for the benefit of Siebel and are enforceable by Siebel in addition to Licensor. At Siebel's written request, not more frequently than annually, End User shall furnish Siebel with a certificate executed by an officer of End User
         (a) verifying that the Programs are being used pursuant to the provision of the Agreement, including any User and other limitations, and that End User is not in breach of any other license restrictions;
         (b) providing a list of Users by name; and (c) listing the locations, types and serial numbers of the Designated Systems on which the Server Programs are run.

         Itochu or Siebel may, at its expense, and upon thirty (30) days prior written notice to End User, audit End User's use of the Programs. Any such audit shall be conducted during regular business hours at End User's facilities and shall not unreasonably interfere with End User's business activities. If an audit reveals that End User has underpaid fees to Itochu as a result of unauthorized use or copying of the Programs, End User shall pay to Itochu such underpaid fees based on the Program License fees incurred by End User for such Programs plus interest thereon at the prevailing U.S. dollar prime rate from the initial date of the unauthorized use. If the amount of the underpayment exceeds Five Percent (5%) of the license fees paid, then End User shall also pay Itochu's or Siebel's reasonable costs of conducting the audit. Audits shall be conducted no more than once annually.

3.       TERM AND TERMINATION,

         3.1 TERM. Each Program License granted under this Agreement shall commence on the applicable Commencement Date and shall remain in effect perpetually unless such Program License or this Agreement is terminated as provided in Section 3.2 (Termination by Itochu).

         3.2 TERMINATION BY ITOCHU. Itochu may terminate this Agreement or any Program License upon written notice if End User breaches this Agreement and fails to correct the breach within thirty (30) days following written notice from Itochu specifying the breach.

         3.3 HANDLING OF PROGRAMS UPON TERMINATION. If a Program License granted under this Agreement terminates, End User shall (a) cease using the applicable Programs, and (b) certify to Itochu within thirty (30) days after termination that End User has destroyed , or has returned to Itochu, the Programs and all copies thereof. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials. Before returning Programs to Itochu, End User shall acquire a Return Material Authorization ("RMA") number from Itochu.

4.       GENERAL TERMS,

         4.1 NONDISCLOSURE. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Itochu's Confidential Information shall include the Programs, formulas, methods, know-how, processes, designs, new products, developments work, marketing requirements, marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, and all information clearly identified in writing at the time of disclosure as confidential.

         A party's Confidential Information shall not include information that
         (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party;
         (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. End User shall not disclose the results of any performance tests of the Programs to any other third party without Siebel's prior written approval.

         The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of five
         (5) years after termination of this Agreement. The parties agree, unless

                    Minimum Terms of End User Agreement for
                            Siebel Sales Enterprise
                                    (Itochu)
         required by law, not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

         4.2 DISCLAIMER OF IMPLIED WARRANTIES. END USER ACKNOWLEDGES AND AGREES THAT SIEBEL MAKES NO EXPRESS OR IMPLIED WARRANTIES TO END USER, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         4.3 EXPORT. End User will not export or re-export the Programs without the appropriate United States or foreign government permits or licenses and will take no actions in violation of U.S. export control, embargo, or foreign corrupt practice laws and regulations.



                    Minimum Terms of End User Agreement for
                            Siebel Sales Enterprise
                                    (Itochu)

                                   EXHIBIT E

                          TERMS FOR END USER AGREEMENT

                                                CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT F

                              COMPETITIVE PRODUCTS

COMPETITIVE PRODUCT(1)                 COMPANY (2)

[***]

                                                CONFIDENTIAL TREATMENT REQUESTED



[  ***   ]

                                                CONFIDENTIAL TREATMENT REQUESTED




[  ***  ]



(1) Siebel reserves the right to add additional products to this list from time to time during this Agreement with the consent of Itochu which consent shall not be unreasonably withheld or delayed. For purposes of adding additional companies to this Exhibit B after the Effective Date, the above lis ted products are illustrative of the type of products which are considered by the parties as competitive with the Licensed Software as of the Effective Date.

(2) The list of companies is simply to identify the company which either developed the Competitive Product or, to the best of Siebel's knowledge, is currently the primary licensor of such Competitive Product.

                                   EXHIBIT G

            CORE DOCUMENTATION, HELP AND TRAINING RELATED MATERIALS

CORE DOCUMENTATION SHIPPED WITH EVERY LICENSE OF SIEBEL SALES ENTERPRISE
- -  Siebel Sales Enterprise Administration Guide
- -  Siebel Sales Enterprise Release Notes
- -  Siebel Sales Enterprise Installation and Upgrade Guide

HELP FILES SHIPPED WITH EVERY LICENSE OF SIEBEL SALES ENTERPRISE
- -  On-Line Help RTF
- -  End-User On-Line Help

TRAINING RELATED MATERIALS
- -  Using Siebel Sales Enterprise
- -  Marketing Administration
- -  Application Administration
- -  Docking Administration
- -  Configuration and Customization

Siebel reserves the right to add additional documentation, help, and the training related materials (which materials are important to a complete understanding of the proper use and operation of the Licensed Software) to this list from time to time during this Agreement with the consent of Itochu wh ich consent shall not be unreasonably withheld or delayed.

                                   EXHIBIT H

                                TRAINING COURSES

Current Training Courses
- -  Using Siebel Sales Enterprise
- -  Marketing Administration
- -  Application Administration
- -  Docking Administration
- -  Configuration and Customization

                                    EXHIBIT I

                   MAINTENANCE AND SUPPORT SERVICES SCHEDULE

                              SIEBEL SYSTEMS, INC.

               SOFTWARE MAINTENANCE AND SUPPORT SERVICES SCHEDULE

         At any given time, Siebel shall provide support for (a) the then-current version of the Programs enumerated in Order Forms executed pursuant to an applicable Software License and Services Agreement and (b) the immediately preceding version of such Programs, but only for a period of six (6) months following the release of the then-current version. Such Programs are referred to in this Schedule as the "Supported Programs."

1. MAINTENANCE.

         1.1 SOFTWARE MAINTENANCE COVERS SUPPORTED PROGRAMS. Siebel will use reasonable commercial efforts to cure, as described below, reported and verifiable errors in Supported Programs so that such Programs operate as specified in the associated Documentation. Siebel recognizes three error levels:

                - HIGH SEVERITY ERROR: A high severity error is an error which halts the operation of a Program and for which there is no work-around. Siebel will begin work on the error within two hours of notification during normal business hours and will engage development staff until an acceptable work-aro und is achieved.

                - LOW SEVERITY ERROR: A low severity error may halt operation of a Program but has a work-around available. Siebel will begin work on the error within a day of notification and will engage development staff.

                - INCONVENIENCE: An error which exhibits incorrect functionality but does not halt operation of a Program. Siebel will use its best efforts to deliver a fix or a work-around in a subsequent Program Update.

                Siebel will provide Customer with a single copy of the fix or work-around on suitable media. Customer will distribute the fix or work-around to User Systems or Server Systems as necessary.

2. UPDATES.

         2.1 Siebel shall, from time to time, in its sole discretion make Updates to Supported Programs available to Customer at no additional charge except for media and handling charges. Updates shall mean a subsequent release of the such Programs which is generally made available at no additional charge for Program Licenses receiving Software Maintenance and Support Services. Updates shall not include any release, option, or future product which Siebel licenses separately or offers for an additional fee, or any upgrade in features, functionality or performance of such Programs which Siebel licenses separately or offers for an additional fee (above and beyond any annual maintenance or support fee).

3. SUPPORT.

         3.1 Customer shall establish and maintain the organization and processes to provide "First Line Support" for the Supported Programs directly to Users. First Line Support shall include but not be limited to (a) a direct response to Users with respect to inquiries concerning the performance, functio nality or operation of the Supported Programs, (b) a direct response to Users with respect to problems or performance deficiencies with the Supported Programs, (c) a diagnosis of problems or performance deficiencies of the Supported Programs and (d) a resolution of problems or performance deficienc ies of the Supported Programs.

         3.2 If after reasonable commercial efforts Customer is unable to diagnose or resolve problems or performance deficiencies of the Supported Programs, Customer shall contact Siebel for "Second Line Support" and Siebel shall provide support for the Supported Programs in accordance with Siebel's then c urrent policies and procedures for Second Line Support.

         3.3 Siebel shall establish and maintain the organization and processes to provide Second Line Support for the Supported Programs to Customer. Second Line Support shall be provided to Customer only if, after reasonable commercial efforts, Customer is unable to diagnose and/or resolve problems or pe rformance deficiencies of the Programs. Second Line Support shall be provided to up to two designated representatives of Customer. Siebel shall not provide Second Line Support directly to Users.

                                                CONFIDENTIAL TREATMENT REQUESTED


         3.4 Second Line Support shall include but not be limited to (i) a diagnosis of problems or performance deficiencies of the Supported Programs and (ii) a resolution of problems or performance deficiencies of the Supported Programs, in each case via telephone.

         3.5 Second Line Support shall be provided via telephone by Siebel from 8:30 a.m. Pacific Time to 6:00 p.m. Pacific time on regular U.S. business days, holidays excepted.

4. MAINTENANCE AND SUPPORT FEES.

         4.1 ANNUAL FEES for software maintenance, update and support services as described herein shall be equal to [ *** ] of the then current list price of Program Licenses times the number of Program Licenses for Supported Programs purchased by Customer. Such fees shall be payable annuall y, in advance, with the first payment due thirty (30) days from applicable Commencement Date and the payment every year thereafter due in advance. In the event Customer acquires additional Program Licenses, maintenance fees for such additional Programs will be payable on the same terms except, how ever, that the first installment shall be pro-rated for the balance of the annual period referenced above such that all subsequent fees for maintenance, updates and support shall be payable on the same anniversary date for all Program Licenses granted pursuant to the Agreement.

         4.2 REINSTATEMENT. Siebel may, at its sole option, reinstate lapsed Software Maintenance and Support Services in accordance with its then current policies upon payment by Customer of the applicable reinstatement fee.

5. Excluded Services. The following services are outside the scope of Siebel's Software Maintenance and Support Services:

         5.1 Service for Programs which have been subject to unauthorized modification by Customer.

         5.2    Service which becomes necessary due to:

                (i)Failure of computer hardware or equipment or programs not covered by this schedule;

                (ii)Catastrophe, negligence of Customer or any third party, operator error, improper use of hardware or software or attempted maintenance by unauthorized persons;

                (iii)Services at the Customer's site.

         6. OTHER TERMS. Except as stated in this Schedule, services shall be subject to the terms and conditions of the applicable Software License and Services Agreement between Siebel and Customer.

                                    EXHIBIT J

                                   TRADEMARKS

TSQ(R) (registered in the United States)

Siebel(TM)

Siebel Sales Enterprise(TM)

Virtual Selling(TM)